EXHIBIT 99.1

The Wall Street Transcript Highlights Zanett --

Answerthink, Associated Network Solutions, SRA International and Syntel among other companies focused in the latest issue

NEW YORK, NY - September 14, 2005 --ZANETT, INC. (NASDAQ: ZANE) today announced that an interview with David McCarthy, CEO was featured in the September 5, 2005 IT Services edition of The Wall Street Transcript Magazine along with several other IT Services companies.

Mr. McCarthy highlighted Zanett's priorities over the next 12 to 14 months, "With our government sector's strong performance, we are focused on further growing this segment through acquisitions. We want to be viewed by analysts and investors as a homeland defense company with a tangential but valuable commercial core systems practice."

Download pdf of entire interview here: TWST Zanett Interview


About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Commercial Solutions and Government Solutions. Collectively, the Company and its solutions practices are referred to as The IT Commonwealth (TM).

The Company's Commercial Solutions segment provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions that include the provision of hardware, peripheral equipment and telecommunications lines for voice and data communications networks as well as related security and design services.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

Zanett's overarching mission is to provide comprehensive solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the Nasdaq Small Cap Market under the symbol ZANE.

Contacts: Zanett, Inc.
Claudio Guazzoni or David McCarthy, 646-502-1800 corporaterelations@zanett.com

Certain statements in this news release and the article in The Wall Street Transcript Magazine referenced herein regarding projected results of operations, including, but not limited to, projections of revenue, other future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004 and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005.